EXHIBIT 99.1

Contact: David Kiser

Director of Investor Relations

503-985-4584

Columbia Sportswear to Present at a Group Dinner Sponsored by
Lehman Brothers

Portland, Ore.—(PR NEWSWIRE)— July 11, 2005—Columbia Sportswear Company (Nasdaq: COLM), a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear, announced today it will present at a group dinner in New York City hosted by Lehman Brothers. Tim Boyle, President and CEO, and David Kiser, Director of Investor Relations, will provide a presentation on the long-term growth strategies of the Company followed by a Question and Answer session.

When: Tuesday, July 12, 2005 at 6:30 pm ET

Where: Lehman Brothers New York office

Presenters: Tim Boyle President & Chief Executive Officer

David Kiser Director of Investor Relations

Web cast: This presentation is being webcast by Thomson/CCBN and can be accessed at Columbia’s web site at:

www.columbia.com

The webcast will be archived at the Company’s web site for two weeks following the presentation.

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the presentation at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and the leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. To learn more about Columbia Sportswear, please visit the Company’s website at www.columbia.com.

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